                                                       Exhibit 11
                                                       ----------

                CMI CORPORATION AND SUBSIDIARIES

                Computation of Earnings Per Share
              (in thousands, except per share data)
============================================================================

                                                     Year ended December 31,
                                                   -------------------------
                                                      1995     1994     1993
                                                      ----     ----     ----
       Primary Earnings Per Share
       --------------------------
Net earnings per statement of operations           $17,501   22,618    8,032

Deduct dividends on preferred stock                    321      158      315

Deduct accretion of preferred stock discount            10       31       56
                                                    ------   ------   ------
Net earnings applicable to common stock            $17,170   22,429    7,661
                                                    ======   ======   ======
Weighted average common shares outstanding          20,367   20,352   20,343

Add dilutive effect of outstanding stock options
 (as determined using the treasury stock method)       526      614      403
                                                    ------   ------   ------
Weighted average common shares outstanding,
 as adjusted                                        20,893   20,966   20,746
                                                    ======   ======   ======
Primary earnings per share                         $   .82     1.07      .37
                                                    ======   ======   ======
       Fully Diluted Earnings Per Share
       --------------------------------
Net earnings applicable to common stock as shown
 in primary computation above                      $17,170   22,429    7,661
                                                    ======   ======   ======
Weighted average common shares outstanding          20,367   20,352   20,343

Add fully dilutive effect of outstanding stock
 options(as determined using the treasury stock
 method)                                               526      614      597
                                                    ------   ------   ------
Weighted average common shares outstanding,
 as adjusted                                        20,893   20,966   20,940
                                                    ======   ======   ======
Fully diluted earnings per share                   $   .82     1.07      .37
                                                    ======   ======   ======